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February 26, 1994                                                    Exhibit 10



Mr. Gary Filler
45 Chestnut Place
Danville, CA 94506

Dear Gary:

I am pleased to confirm our offer to you for the position of Executive Vice President, Operations and Chief Financial Officer reporting to me. Your starting salary will be $215,000 per year. Your current base salary will increase to $235,000 when the current Executive Salary Reduction program is rescinded, which is currently anticipated to occur on 7/1 94. Pay periods are semi-monthly. You will be eligible for a Bonus, at the rate of $50,000, payable at the end of Q4 '94 and $50,000 at the end of 1H '95 based upon the achievement of certain performance criteria to be determined by the Chairman and CEO within two weeks of your start date. The Board will review your compensation package at the beginning of FY '95, when other Executives are reviewed as part of our Executive Salary Review Program.

You will be recommended for stock options covering 200,000 and 50,000 shares of ASK Group common stock. The exercise price per share will be the closing price of ASK Group common stock on the NASD National Market System on the date of grant, which generally occurs within one month following your start date.
These stock options will vest as follow: (i) in full on the fifth anniversary of the grant date or, (ii) earlier based on the achievement of certain ASK Group market valuation and/or net income target which targets will be established by the Board or its Compensation Committee at the time the options are granted. Additionally, the 50,000 share option will not be exercisable at all unless the ASK Group has $1.00 or more of Operating Income (determined in accordance with GAAP) for the quarter ending June 30, 1994. Annually, The ASK Group, Inc. has a Focal Option Review in which employees' stock option positions are reviewed.

As long as your employment is not terminated due to a violation of Company policies, or otherwise for cause, or due to your voluntary termination, you will be entitled to receive payment equal to six months of your base salary, as of your date of termination.

As an employee of the The ASK Group, Inc. you will participate in a benefits program which includes Company paid medical, dental, vision and life insurance for you. In addition, you will participate in a short-term disability program, receive Company paid long-term disability insurance, ten days of vacation, and ten days of sick leave per year. Detailed information regarding The ASK Group's employee benefits including the application forms to join the programs will be provided at your orientation.
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You are eligible to participate in the Company's 401(k) Plan as of your first day of employment. This plan includes a Company matching contribution, which is effective immediately upon enrollment. New employees with funds from another qualified plan may roll these funds into The ASK Group 401(k) Plan (to be sent under separate cover).

Your employment with The ASK Group, Inc. is contingent with your compliance with the Federal Immigration Control and Reform Act of 1986. This act requires that we, as an employer, verify the employment eligibility of all new employees within your first three (3) days of employment with us.

A copy of The ASK Group's Proprietary Agreement will be sent to you for your review and signature. Please return this with your offer letter.

In addition, an employee benefits brochure which highlights the many benefits of working at The ASK Group, Inc., including a prospectus in our Employee Stock Purchase Plan will be mailed to you.

This offer letter sets forth the entire agreement between you and The ASK Group, Inc., concerning your employment. Neither you nor The ASK Group Inc. shall be bound by any term or condition of your employment, other than as expressly provided in this letter or in writing dated subsequent to the date of this letter and signed by you and an officer of The ASK Group, Inc.. This offer constitutes employment at-will, which may be terminated at any time by you ar The ASK Group, Inc. for any reason , with or without cause. This offer of employment is contingent upon your ability to provide satisfactory proof that you are authorized for employment in the United States as required by Federal Law.

Gary, I recognize this is an important decision for you in your career. I believe that the position is an excellent opportunity for you, and we are confident that The ASK Group will provide you with the challenges and opportunities that you seek.

The enclosed copy of this letter is for your personal records. Should you have any questions, please do not hesitate to call me or Ron Rudolph, Vice President, Human Resources at 408-562-8750.

Sincerely,


/s/ Eric D. Carlson
Eric D. Carlson
President & Chief Executive Officer

I am pleased to accept this offer.  I will report to work on 2/28/94.

/s/ Gary Filler